UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of Earliest Event Reported) - February 3, 2005

SUPREME INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237, 2581 E. Kercher Road, Goshen, Indiana	46528
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code) - (574) 642-3070

Item 7.01	Regulation FD Disclosure.

On February 3, 2005, Supreme Industries, Inc. issued a press release reporting results for the fiscal quarter and full year ended December 25, 2004. The full text of the press release is set forth in Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

c.	Exhibits

	99.1	Press release dated February 3, 2005, reporting results for the fiscal quarter and full year ended December 25, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Dated: February 8, 2005	BY: /s/ ROBERT W. WILSON
Robert W. Wilson
Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

(Signing on behalf of the Registrant and as Principal Financial Officer)

EXHIBIT INDEX

99.1	Press release dated February 3, 2005, reporting results for the fiscal quarter and full year ended December 25, 2005.

Exhibit 99.1

SUPREME INDUSTRIES, INC.

For Immediate Release

Contact:	Robert W. Wilson
Executive Vice President
(574) 642-4888

Supreme Industries Reports Revenues and Earnings For
2004 Fourth Quarter and Full Year

GOSHEN, Ind., February 3, 2005 — Supreme Industries, Inc. — (AMEX:STS), a leading manufacturer of specialized vehicles, including truck bodies and shuttle buses, today announced financial results for the 2004 fourth quarter and year ended December 25, 2004.

Substantially improved demand in all of the Company's major product lines produced record revenues in both the fourth quarter and full year of 2004. The Company had revenues of $72.8 million for the quarter ended December 25, 2004, compared to $58.2 million for the same period last year. Full-year revenues were $308.0 million in 2004, compared to $226.9 million for the same period in 2003.

Net income for the fourth quarter of 2004 was $978,061, or $0.08 per diluted share, compared to $1.2 million, or $0.10 per diluted share, in the fourth quarter of 2003. Supreme's 2004 full-year net income was $4.7 million, or $0.38 per diluted share, compared to $4.6 million, or $0.38 per diluted share, for the same period in 2003.

Net income in the fourth quarter and full year was negatively impacted principally by escalating raw material costs. Raw material costs as a percentage of net sales increased 3.7 percent in the twelve months of 2004 over the same period of 2003. It is estimated that these raw material price increases cost the Company $11.4 million of pre-tax income in 2004. Start-up and training expenses at the Company's new Oregon manufacturing facility cost the Company approximately $1.5 million of pre-tax income in 2004. The Company also incurred costs in readying its facility expansions in Texas, Pennsylvania and Georgia.

Net income for the fourth quarter and the year was positively impacted by a significantly lower effective tax rate compared to the 2003 periods. Research and development tax credits claimed for amended tax filings were recorded in the fourth quarter of 2004 and credited to income.

Robert Wilson, executive vice president and chief financial officer, stated, "Improving market conditions produced an increase in new orders of 52 percent and a record backlog of $89.1 million up from $66.1 million at the prior year end. The largest revenue increase was in the

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Company's dry freight product line, which grew 57 percent over 2003. However, gross margins for the fourth quarter and full year were negatively affected by competitive market conditions and the continuance of unprecedented cost increases in virtually every raw material used by the Company, including steel, aluminum, resin, fiberglass, and wood. Steel costs increased an average of 71 percent in 2004 over 2003, resin costs an average of 58 percent, and wood, aluminum and gelcoat costs experienced increases in the mid- to high-teen percents. Due to our sizable backlog and industry policy of honoring prices for 30 days, it usually takes up to four months for a price increase to take its full effect. This lag in the effectiveness of our price increases announced in March, April and July partially led to a gross profit margin of 8.8 percent for the fourth quarter of 2004 versus 11.8 percent last year, and 10.0 percent for the twelve-month period in 2004 from 12.7 percent in the prior period.

"The management team continues to monitor and aggressively respond to the increases in raw material costs and has recently announced an additional average price increase of 7 percent effective January 1. Since raw material prices have yet to stabilize, 2005 could be a challenging year for Supreme. However, we remain committed to achieving higher profitability. Our primary financial objective for 2005 is to improve our gross margin by 2 percentage points over the level achieved in 2004. While we consider this to be achievable based on current business conditions, we cannot provide assurance that this improvement will be achieved due to the potential consequences of competitive circumstances, material costs, economic uncertainty, and adverse geopolitical events."

Selling, general and administrative expenses as a percentage of revenues declined in both the fourth-quarter and twelve-month periods of 2004 compared to the same periods of 2003 due to increased revenues and the fixed nature of these expenses.

Interest expense increased from $176,000 in the fourth quarter of 2003 to $349,000 in the same period of 2004. For the twelve-month period, interest expense increased from $783,000 in 2003 to $1,017,000 in 2004. Increased interest expense in the periods related to slightly higher interest rates during the last half of 2004 and higher interest bearing bank borrowings used to finance working capital attributable to higher revenues and to fund various plant purchases.

Stockholders' equity totaled $67.6 million, or $5.57 per share, at December 25, 2004. To support a substantially higher backlog at year end, working capital totaled $50.7 million compared with $42.9 million at year-end 2003. The Company continues to aggressively manage its working capital assets.

"We are very disappointed that we were unable to more effectively counteract the extreme raw material cost increases we experienced in 2004," Wilson concluded. "However, many of our raw materials cannot be hedged, and our product sales contracts typically have not contained automatic price escalation provisions. The Company's major suppliers have indicated that raw material cost increases for most of the commodities should be at rates considerably less than the rates of increase experienced in 2004. Supreme continues to experience strong order intake, a healthy backlog and low inventory levels in our distribution channels. All of these factors bode well for a healthy level of revenues in 2005, and we believe, based on our current assessment of business conditions, that demand will remain strong despite our price increases over the last 10

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months. Lastly, we look forward to improved profitability as the net benefit of our price increases is realized."

As announced on January 28, 2005, Supreme's board of directors approved a $0.035 per share cash dividend on its outstanding Class A and Class B Common Stock to be paid on February 14, 2005. This cash dividend is the sixth consecutive quarterly cash dividend in what the Company intends to be a continuing series of quarterly cash dividends, business conditions permitting.

A live webcast of Supreme Industries' earnings conference call can be heard today at 4:30 p.m. Eastern Time at www.supremeind.com.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose "shuttle-type" buses. The Company's transportation equipment products are used by a wide variety of industrial and commercial customers.

This report contains forward-looking statements, other than historical facts, that reflect the views of Company management with respect to future events. When used in this report, words such as "believe," "expect," "anticipate," "estimate," "intend" and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, the Company's management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company's product is dependent, availability of raw materials and severe interest rate increases. The forward-looking statements contained herein reflect the current views of Company management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Financial Tables Follow…

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Supreme Industries, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Revenue:
Net sales	$72,520,807	$56,997,918	$307,326,310	$224,853,226
Other income	252,765	1,242,955	636,145	2,022,954

	72,773,572	58,240,873	307,962,455	226,876,180

Costs and expenses:
Cost of sales	66,173,141	50,295,956	276,556,076	196,290,476
Selling, general and
administrative	6,234,097	5,834,350	24,287,530	22,247,343
Interest	349,273	176,127	1,016,732	782,662

	72,756,511	56,306,433	301,860,338	219,320,481

Income before income taxes	17,061	1,934,440	6,102,117	7,555,699

Income taxes	(961,000)	757,000	1,354,000	2,914,000

Net income	$978,061	$1,177,440	$4,748,117	$4,641,699

Earnings per share (a):
Basic	$.08	$.10	$.39	$.39
Diluted	.08	.10	.38	.38

Shares used in the computation of
earnings per share (a):
Basic	12,118,448	11,948,959	12,083,601	11,921,777
Diluted	12,445,153	12,303,156	12,477,333	12,139,590

(a) 2003 share and per share data have been adjusted for a ten percent stock dividend paid in October 2003.

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Supreme Industries, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)

		December 25,	December 27,
		2004	2003
Assets
Current assets		$80,474,950	$65,583,737
Property, plant and equipment, net		47,190,964	37,444,901
Intangible assets, net		765,081	816,622
Other assets		560,540	2,459,841

Total assets		$128,991,535	$106,305,101

Liabilities
Current liabilities		$29,781,764	$22,725,059
Long-term debt		28,561,583	17,366,609
Deferred income taxes		3,085,179	2,541,274
Other long-term liabilities		0	29,190

Total liabilities		61,428,526	42,662,132
Total stockholders' equity		67,563,009	63,642,969

Total liabilities and stockholders' equity		$128,991,535	$106,305,101